Exhibit 99.B(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 26, 2015, relating to the financial statements and financial highlights which appears in the April 30, 2015 Annual Report to Shareholders of the Gotham Absolute Return Fund, Gotham Absolute 500 Fund, Gotham Enhanced Return Fund, and Gotham Neutral Fund (each constituting a separate series of FundVantage Trust), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements”, and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, PA

July 31, 2015